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                                                                    EXHIBIT 99.1



NEWS RELEASE

FOR RELEASE AT 7:20 AM EDT ON THURSDAY, OCTOBER 12, 2000

                 DATALINK.NET ANNOUNCES STOCK REPURCHASE PROGRAM

SAN JOSE, CALIF., OCTOBER 12, 2000 - Datalink.net (NASDAQ: XLNK), a leading Wireless Application Service Provider (w-ASP) and infrastructure architect, announced today that the Company's board of directors has approved a plan to repurchase up to 1 million shares of its common stock.

"This repurchase plan demonstrates our continuing confidence in the business of and future for Datalink.net," stated Anthony N. LaPine, Chairman and CEO. "The stock repurchase program addresses the Company's significantly undervalued stock which provides a historic buying opportunity. We believe the current price of our stock also provides potential investors a buying window to achieve increased returns over the longer term."

Datalink.net has continued its successful growth strategy signing substantial new contracts including Chase Manhattan Bank. Additionally, Datalink.net has increased its wireless market presence with the acquisitions of Cross Communications, Inc. and Simkin, Inc., both of which bring enhanced technology and Fortune 500 clients.

"The future continues to look very bright for us as we successfully execute our business plan. The company expects second quarter results will reflect a significant increase in revenues resulting from the growth of our B2B and Infrastructure business." explained Mr. LaPine. "Datalink.net has signed a Memorandum of Understanding to acquire a major player in the e-commerce ASP arena, and expects to sign a definitive agreement by the end of the week. This e-commerce ASP is a profitable company with meaningful revenues."

The stock repurchases will be made from time to time over the next twelve months. The methods of purchase may include private transactions as well as open market transactions. The repurchase plan does not obligate Datalink to repurchase any specific number of shares and it may be suspended or discontinued at any time.

DATALINK.NET - THE WIRELESS ARCHITECTS(TM)

Datalink.net powers a new generation of wireless devices, enabling enterprises and consumers to customize, interact with and respond to critical business data.

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As a pioneering wireless application service provider and infrastructure architect, Datalink.net has become the top provider of consumer wireless data and the first company to deliver real-time wireless financial information.

In conjunction with Chase Manhattan Bank, Datalink.net developed Global Market Pro(TM), a wireless application for traders and financial professionals. Through its acquisition of Cross Communications the company serves a portfolio of marquee customers, including AOL, AT&T, Bank of America, Citibank, EDS, Motorola and Qualcomm. Datalink.net is based in San Jose, CA with research facilities in Vancouver, British Columbia and offices in Chicago and New York. For more information: http://www.datalink.net.




This release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements and assumptions upon which forward-looking statements are based are reasonable it can give no assurance that such expectations and assumptions will prove to have been correct.


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